UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): March 12, 2013

Entia Biosciences, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualitin-Sherwood Road #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02	Appointment of Principal Officers

On March 14, 2013, the board of directors of Entia Biosciences, Inc. appointed Devin Andres, currently the Vice President for Sales and Marketing and the President of Total Nutraceutical Solutions, (TNS) a wholly owned subsidiary of Entia Biosciences, to the position of Chief Operating Officer.

Devin Andres was previously appointed as Vice President on October 22, 2010.  Devin Andres was compensated as a consultant to Entia from January 1, 2010 until October 28, 2011 at which time he entered into an employment agreement related to managing the day-to-day operations, developing and integrating core business processes, building market position for Entia through product, brand and channel development as well as locating, developing, and defining strategic business positions that maximize opportunities for Entia and Entia products.

Mr. Andres founded Simplenet Information Systems in 2000 and has developed extensive experience within the Information Technology and marketing fields.  Mr. Andres successfully negotiated design, development, and support contracts on behalf of  Simplenet with various companies including Equant (now Orange Business System), Dell, whereby, Mr. Andres consulted on projects for companies such as Lufthansa Airlines, Continental Airlines, Adidas, MasterCard, Evergreen Aviation Inc, and various others.  Mr. Andres also served as the Director of Information Technology & Marketing for Willamette Autogroup Pontiac Buick GMC in Salem, Oregon from September 2004 to March 2010.

Mr. Andres received a Master of Business Administration from Capella University, Minneapolis, Minnesota in August 2009 and a Bachelor of Science, Information Technologies – Network Communications from Capella University in March 2008.  Mr. Andres’ experience with information technology and marketing was the basis for his appointment as a director.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits None.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: March 18, 2013	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO